Exhibit 99(a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

MMODAL INC.

a Delaware corporation

at

$14.00 NET PER SHARE

Pursuant to the Offer to Purchase dated July 17, 2012

by

LEGEND ACQUISITION SUB, INC.,

a wholly owned direct subsidiary of

LEGEND PARENT, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 13, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

July 17, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated July 17, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the “Offer”) in connection with the offer by Legend Acquisition Sub, Inc., a Delaware corporation (which we refer to as the “Purchaser”) and a wholly owned direct subsidiary of Legend Parent, Inc., a Delaware corporation (which we refer to as the “Parent”), which is controlled by One Equity Partners V, L.P., a Cayman Islands exempted limited partnership, to purchase all outstanding shares of common stock, par value $0.10 per share (which we refer to as “Shares”), of MModal Inc., a Delaware corporation (which we refer to as “MModal”), at a purchase price of $14.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms of and subject to the conditions to the Offer.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $14.00 per Share, net to you in cash, without interest thereon and less any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 2, 2012 (together with any amendments or supplements thereto, what we refer to as the “Merger Agreement”), among the Parent, the Purchaser and MModal, pursuant to which, following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into MModal (the “Merger”), with MModal continuing as the surviving corporation in the Merger and a wholly owned direct subsidiary of the Parent.

4. After careful consideration, MModal’s board of directors, among other things, has by unanimous vote (other than Mr. Roger L. Davenport, who was not present for the deliberations or the vote) (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the stockholders of MModal and (iii) recommended that the stockholders of MModal accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement.

5. The Offer and withdrawal rights will expire at 11:59 p.m., New York City time, on August 13, 2012, unless the Offer is extended by the Purchaser or earlier terminated.

6. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

7. Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer.

If you wish to have us tender any or all of your Shares, then please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, then all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Date (as defined in the Offer to Purchase).

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

MMODAL INC.

a Delaware corporation

at

$14.00 NET PER SHARE

Pursuant to the Offer to Purchase dated July 17, 2012

by

LEGEND ACQUISITION SUB, INC.,

a wholly owned direct subsidiary of

LEGEND PARENT, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 17, 2012 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and which, together with the Offer to Purchase, constitutes the “Offer”), in connection with the offer by Legend Acquisition Sub, Inc., a Delaware corporation (which we refer to as the “Purchaser”) and a wholly owned direct subsidiary of Legend Parent, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $0.10 per share (which we refer to as “Shares”), of MModal Inc., a Delaware corporation, at a purchase price of $14.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms of and subject to the conditions to the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The undersigned understands and acknowledges that all questions as to validity, form and eligibility of the surrender of any certificate representing Shares submitted on the undersigned’s behalf will be determined by the Purchaser and such determination shall be final and binding.

ACCOUNT NUMBER:

NUMBER OF SHARES BEING TENDERED HEREBY:                                        SHARES*

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date (as defined in the Offer to Purchase).

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Dated: 2012

(Signature(s))

(Please Print Name(s))

Address:

(Include Zip Code)

Area Code and Telephone No.

Taxpayer Identification or Social Security Number